SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                   -------------------------------------------



                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  March 17, 2003
                                                   --------------

                           Vermont Pure Holdings, Ltd.
               (Exact Name of Registrant as Specified in Charter)


    Delaware                         000-31797                  03-0366218
------------------                -------------            ------------------
(State or other jurisdiction of   (Commission                (IRS Employer
 incorporation) File Number)      Identification Number)

    P.O. Box C, Route 66, Catamount Industrial Park, Randolph, Vermont 05060
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code  (802) 728-3600
                                                    --------------


                                       n/a
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS

     On March 17, 2003, Vermont Pure Holdings, Ltd. issued the press release attached as Exhibit 99.1 to this Current Report on Form 8-K.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)      Exhibits

        Number                                                Title

         99.1            Press Release dated March 17, 2003




                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  Vermont Pure Holdings, Ltd.

                                                  By:    /s/ Bruce S. MacDonald
                                                         Bruce S. MacDonald
                                                         Chief Financial Officer



Date: March 19, 2003

                                  EXHIBIT INDEX

Number                                Title

99.1                     Press Release dated March 17, 2003

                                                                    Exhibit 99.1

           Vermont Pure Holdings, Ltd. Announces First Quarter Results

Randolph, VT March 17, 2003 - Vermont Pure Holdings, Ltd. (AMEX: VPS) announced results for its first quarter ending January 31, 2003 and that it plans to file its financial results, in detail, on form 10-Q with the SEC today.

Net sales revenue increased 3% in the first quarter to $15.1 million from $14.7 million last year. Operating Income decreased to $1.3 million from $1.5 million for the period. Net income was $107,000 or $.01 per share compared to $310,000 or $0.01 per share the previous year.

"We are pleased to have turned a profit in what is seasonally our weakest quarter. The weather and the loss of delivery days and consumption added additional challenges during the quarter," said Tim Fallon, Chairman and CEO of Vermont Pure Holdings, Ltd. Sales of the Company's retail products increased 13% over the previous year. "As distribution and pricing becomes increasingly more competitive for the branded products, we continue to position the retail side of our business as the premier private label spring water bottler in the Northeast," added Fallon.

Revenues in the home & office delivery segment of the business were flat for the first quarter from year to year. "The economy continues to be our biggest challenge in our core markets. The frigid weather and the increase in snow fall this winter in our core markets has impacted our service days and hurt water consumption," said Peter Baker, President of Vermont Pure Holdings, Ltd. "However, our recent banking arrangement gives us access to capital to build the route density in those markets through acquisitions," Mr. Baker concluded.

The Company will hold a conference call to discuss financial results for its first quarter ending January 31, 2003 today at 10:00 AM (Eastern Time) and run approximately one hour. The conference can be attended by telephone by dialing 800-223-9488 in the U.S. and 785-832-0301 outside the U.S. The conference ID is VPHL. The call can be accessed live via the Internet at www.companyboardroom.com. The call also will be available for replay until midnight on March 20, 2003 by dialing 800-938-0996 in the U.S. and 402-220-1540 outside the U.S. The call will be available over the Internet for a period of 90 days after the call. This web-cast can be accessed through the Company's website, www.vermontpure.com on the investor relations page as well as the web address listed above.

Vermont Pure Holdings, Ltd., located in Randolph Vermont, is a bottler and distributor of natural spring water under the Vermont Pure(R), Hidden Spring(R), and regional private label brands. It also markets purified with minerals added bottled water through the Crystal Rock(R) brand. The Company's primary businesses are the marketing of these brands throughout the New England, New York, and the Mid-Atlantic regions. The Company is currently executing a growth strategy through expansion of the home and office customer base, acquisitions, and consolidation of regional home and office bottled water and coffee distributors. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.

                           VERMONT PURE HOLDINGS, LTD
                              Results of Operations


                                                                                (Unaudited)
                                                                            Three Months Ended:
                                                                   --------------------------------------
                                                                      January 31,        January 31,
                                                                         2003                2002
                                                                   ------------------ -------------------
(000's $)
Sales                                                                   $15,077             $14,692

Income from Operations                                                   $1,266              $1,508

Net Income                                                                 $107                $310

Basic Net Earnings per Share                                              $0.01               $0.01
Diluted Net Earnings per Share                                            $0.00               $0.01

Basic Wgt. Avg. Shares Out. (000's)                                      21,248              21,060
Diluted Wgt Avg. Shares Out. (000's)                                     21,973              22,021


  Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the
                      Securities and Exchange Commission.

Contact: Tim Fallon, CEO or Bruce MacDonald, CFO - 802-728-3600 Peter Baker, President - 860-945-0661
                  Eugene Malone, Corporate Investors Network - 888-377-9777;
                                 Fax: 201-670-6460